Exhibit 99.1

FTE Networks Provides

First Quarter 2016 Shareholder Update

NAPLES, FL (May 17, 2016) - FTE Networks, Inc. (FTNW) (“FTE” or the “Company”), a leading network infrastructure solutions provider in the technology and telecommunications vertical, today provided a shareholder update for the first quarter ended March 31, 2016.

First Quarter Company Highlights

•	Signed a Strategic Alliance to support Edge on a multi-state network expansion project, valued up to $100.0 million during the next 36 months.
•	Secured a contract valued at $45.0 million with Fortune 500 telecommunications carrier.
•	Bolstered strategic relationships with globally renowned industry leaders.
•	Received formal approval from Board of Directors and a majority of shareholders for a 1-for-20 reverse split of its common stock.
•	Announced an add-on multi-year contract with a Fortune 500 telecommunications carrier valued up to $8.0 million.

As Chairman and Chief Executive Officer, I believe our first quarter results are reflective of the Company’s long-term vision towards creating profitability and increased shareholder value. Management continually seeks to strengthen our sales backlog, currently valued at $24.5 Million through 2016 by enhancing our relationships with existing customers, maximizing market expansion opportunities and focusing our efforts to generate revenues with greater margins.

As part of the forward-looking strategy, the Company made a strategic decision to jettison a majority of its staffing line of business due to its historical low margins. Management is focused on scaling higher margin lines of business that include the data center infrastructure, fiber and wireless integration verticals. Additionally, the Company continues to further diversify its customer concentration. Increasing profitable revenue and customer diversification provides greater gross margins and assists in solidifying a sustainable pathway to profitability.

For the first quarter of 2016, while the company reported a decrease in total revenue as compared to the first quarter of 2015 due to the shift in revenue streams, the Company exceeded its board approved revenue projections by six percent (6%), recognized a nine percent (9%) increase in its Telecommunications segment that resulted in a gross margin increase of 106%. The significant growth in margins is directly related to the shift in higher margin lines of business having an accretive affect to the profit from operations. The Company will continue to invest in our back office infrastructure, new customer and market set up, and personnel to support the anticipated growth throughout 2016. These investments support the Company’s ability to meet the high expectations of our customers and supports the scaling and growth that we are now experiencing.

Management is committed to executing on our existing contracts by continuing to provide high quality service to our clients. Our superior rating with our customers enables us to forward our strategic initiatives through benefiting from repeat business, expanding our regional and national footprint, and scaling profitable lines of business.

“I’m pleased with the immense progress that we have made during this fiscal quarter as a public company,” said Mr. Michael Palleschi, CEO and Chairman of the Board of FTE Networks. “Management is confident that we have achieved a number of milestones that have established a strong foundation for near-term growth and long-term sustainability. In addition to signing more than $150 million dollars in contracts and deepening our relationships with some of the premier names in the telecommunications sector, FTE has also established a name for itself as a trusted network infrastructure solutions provider that can successfully complete large-scale projects on time and exceeding customer expectations.” FTE believes that it is well positioned to capitalize on the escalating worldwide demand for connectivity and establish itself as a market leader within the industry. Going forward, management intends to focus on higher margin revenue and implement strict cost-control measures to expand margins, increase earnings, and drive shareholder value.”

About FTE Networks, Inc.

FTE Networks, Inc., and its wholly owned subsidiaries, is a leading international networking infrastructure solutions company. We design, build, and support telecommunications and technology systems and infrastructure services for Fortune 500 companies operating four (4) industry segments; Data Center Infrastructure, Fiber Optics, Wireless Integration, and Surveillance & Security. FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW’s current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Contact:
FTE Networks, Inc.
999 Vanderbilt Beach Rd., Suite 601
Naples, FL 23108
(877) 850-4308

ir@ftenet.com

Investor Relations
Porter, LeVay & Rose
Michael Porter or Matthew Abenante
(212) 564-4700
matthew@plrinvest.com